Exhibit 99.1

Contact:  Steve Pickman

913-367-1480

FOR IMMEDIATE RELEASE

ROBERT ZONNEVELD NAMED CFO AT MGP INGREDIENTS;
BRIAN CAHILL TO HEAD COMPANY’S DISTILLERY BUSINESS

ATCHISON, Kan., August 30, 2007—Ladd Seaberg, chairman and chief executive officer of MGP Ingredients, Inc. (Nasdaq/MGPI), today announced the appointment of Robert Zonneveld to the position of vice president of finance and administration and chief financial officer effective Sept. 17.  Zonneveld will succeed Brian Cahill, who, as previously announced, is moving to the newly created position of executive vice president of the company’s distillery products business segment, also effective Sept. 17.

“Robert brings a very impressive background and tremendous skills in global finance to his new position at MGP Ingredients,” Seaberg said.  “He will make an outstanding addition to our executive management team and is certain to enhance our strategic business development concepts and initiatives.”

Seaberg added: “With Robert coming on board, Brian will now be able to make the transition to his new role within our company.  As I have expressed previously, his financial acumen, extensive management experience, attention to detail and vast knowledge of alcohol industry dynamics will continue to serve him and MGPI well.  Having the distillery segment under his leadership will enable us to place increased focus on optimizing the strategic contributions from this important area of the company.”

Zonneveld, 42, has been actively involved in business planning and the development and execution of business strategies, both domestically and internationally, throughout his career. A financial executive and certified public accountant with extensive experience in both publicly-held and privately-owned companies, he most recently served for over two years as chief financial officer at the Gowan Company, an international marketer of crop protection products based in Yuma, Ariz.  There he was responsible for the organization’s finance, information systems, risk management and legal departments.

From 1995 to 2005, Zonneveld was employed by Standard Commercial Corp., a leaf tobacco merchandising and processing company headquartered in Wilson, N.C.  He began there as manager of business planning and was promoted in 1998 to vice president of finance with responsibility for supervising all global financial, cost accounting and budgeting functions and financial and operational analyses; maintaining banking and financing relationships; and establishing financial and internal controls.

-more-

ADD 1—ROBERT ZONNEVELD

From 1990 to 1992, Zonneveld worked as consolidation accountant for Dimon, Inc., Danville, Va., and then served for two years as controller for TEIC U.S., a subsidiary of Dimon.  Before that, Zonneveld spent one year as a staff auditor for BDO Seidman, Greensboro, N.C.  He joined that company immediately following graduation from Guilford College in Greensboro, where he earned a bachelor of science degree in accounting and business management in 1989.

“The direction of MGP Ingredients and the initiatives that the company is currently undertaking offer many exciting opportunities and challenges,” Zonneveld said. “I am looking forward to participating with the team in the continued growth and success of MGPI.”

Cahill has held the chief financial officer post at MGPI since October 2002.  From 1992 to 2002, he served as general manager of the company’s operations in Pekin, Ill.  He also spent 17 years as vice president of finance and administration at the Pekin plant.

Cahill began his business career as a tax accountant for the Pekin facility’s former owner, American Distilling Company, in 1975.  He was promoted to plant controller in 1977, and continued in that capacity when American Distilling was purchased by MGP Ingredients in 1980.  In 1984, Cahill was made manager of finance and administration.  A year later, he was elevated to vice president, and in 1992 was named general manager of the Illinois plant.

“I am very excited to be moving into a leadership role in our distillery products business and working directly with our distillery team,” Cahill said.  “We have many opportunities to continue to develop this long-established and successful area of our company as part of our overall strategic growth plan.  I am also very pleased to welcome Robert Zonneveld to MGP Ingredients and look forward to working with him as we move the company forward.”

A native of Chicago, Cahill received a bachelor of science degree in accounting from Bradley University, Peoria, Ill., in 1975 and his CPA certification a year later.  He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society, and has been active in United Way, Chamber of Commerce board functions, the Bradley University Business School Board and youth development programs.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products.  These include specialty and commodity proteins and starches for food and non-food applications, food grade alcohol for beverage and industrial applications, and fuel grade alcohol, commonly known as ethanol.  The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

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